ALTEROLA BIOTECH INC.

EMPLOYMENT AGREEMENT

This, FINANCIAL REGULATORY COMPLIANCE PRESIDENT AND EXECUTIVE

EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of Monday, March 28, 2021, is made by and between ALTEROLA BIOTECH, INC “ABTI” a Nevada Corporation with address 47 Hamilton Square Birkenhead Merseyside , United Kingdom, CH415AR (“The Company”) and Mr. Larson Elmore (hereinafter referred to as “ The Executive”),located at 15954 Jackson Creek Parkway , Ste. 442, Monument , Colorado 80132 agrees based upon the following terms and conditions:

RECITAL

WHEREAS, Company is a professional company dedicated to the development and building a management team for acquisitions of acquiring target companies that have intellectual Property rights and assets as such the following: for cannabinoid fermentation., seeking to acquire the pipeline candidates from Phytotherapeutix Limited and to acquire intellectual property rights and formulation know-how from Ferven Limited and Nano 4M Limited. These are only some under consideration for acquisition and development with the initial capital infusion of $25,000,000 or lesser amount of $3,000,000.

WHEREAS, subject to initial capitalization thresholds of $25,000,000 the Company or an acceptable lesser amount of a theshold of $3,000,000 received by the company wishes to retain the services of Executive, and Executive wishes to render services to Company . The monthly payment will accrue from the effective date of this agreement while the company is being capitalized . Cash payment will not be paid until there is sufficient capital determined by the Board of Directors to pay the agreement as per these terms in simultaneous concert with commencement of other executive employment agreements that have become effective. Once sufficient capital is achieved payment will be tendered as per the terms of this agreement and will not be unreasonably withheld .

WHEREAS, Company and Executive wish to set forth in this Agreement the terms and provisions of retaining Executive as well as his overall duties, functions and obligations;

WHEREAS, Company and Executive intend that this Agreement will supersede and replace any and all other employment agreements, letters of intent, verbal/electronic communication, or any other arrangement for employment entered into (or previously contemplated) by and between Company and Executive, and that any such employment agreements, letters of intent or other arrangements shall have no further force or effect.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, Company and Executive (who are sometimes individually referred to as a “party” and collectively referred to as the “parties”) agree as follows on this employment agreement subject of the first project being fully funded and closed:

AGREEMENT

1.	SPECIFIED PERIOD AND OFFICE LOCATION/HEADQUARTERS.

Company hereby employs Executive pursuant to the terms of this Agreement and Executive hereby accepts employment with Company pursuant to the terms of this Agreement beginning on the Effective Date. The term of the Agreement shall be for the later date of either: i) a period of three (3) years from the Effective Date; or ii) Company launches an exit strategy (including, but not limited to, an initial public offering (“IPO”)). Agreement will be automatically renewed for an additional period of one (1) years (i.e., beyond the initial three (3) year term) unless terminated earlier by either party pursuant to the provisions of Sections 9 and 10 below. The Parties may also extend this Agreement further based upon mutual written consent. The headquarters for Company shall be located @47 Hamilton Square Birkenhead Merseyside , United Kingdom, CH415AR or designated office locations with a regional office in other locations (within the US and on a worldwide basis) shall be authorized by the Company’s BOD subject to executives’ recommendations and employee will not be required to relocate , unless it is determined to be of greater advantage to the operations of the company and is determined by the BOD. If required to relocate, all relocation costs and expenses shall be paid by the Company and a cost-of-living adjustment shall be made to salary if the cost of living is higher than where the Executive formerly resided. Company will also pay for the offices and all such facilities, material, equipment, human and capital resources required by Executive and subject to BOD approval. Executive will be required to travel within the USA as appointed.

2.	GENERAL DUTIES.

Executive shall report directly to the Chief Executive Officer (“CEO”) of Company. Executive shall devote his time as required to carry out relevant company business during the term of this Agreement. In his official capacity as the Executive, Executive shall report to the CEO and receive direction from the CEO as to support required. Executive agrees to cooperate with and work to the best of his ability with Company’s strategic partners and affiliates (domestic and foreign), CEO, management team as well as the BOD and the officers and other employees, to ensure that the Company’s mission statement is effectively carried-out, executed and accomplished. The Board will support and cooperate with him fully and faithfully and provide him with all human, material and capital resources needed in order to help him accomplish the mission outlined in the corporate business model and/or strategic plan.

3.	COMPENSATION.

a)	Base Salary.

Commencing from the Effective Date and during the first-year term of this Agreement, Company shall pay executive a base salary of $160,000 (Amount) per year (the “Base Salary”). Payment of Base Salary by Company to the Executive shall be made on the first of each month commencing the 1st of the month following the closure of the capital raising via wire transfer or ACH pursuant to electronic instructions between the parties. The Executive’s Base Salary shall increase pursuant to a performance appraisal (merit evaluation) to be conducted by the BOD on each anniversary of his employment; but, in general, if the Executive receives a satisfactory performance review, he shall then be entitled to an increase as determined by the remuneration committee commencing from the first anniversary following the Effective Date. Unless the Company’s BOD changes its policy during term of this Agreement, and for purposes of the IRS, Executive shall be considered an employee and the Company shall deduct the necessary federal, state and local taxes, insurance liabilities, etc., and provide a W-2 Form to Executive as required by the IRS.

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b)	Success Bonuses/Fees

The Executive will be entitled to a Success Bonus Structure, provided that the following milestones/transactions (“Transactions”) have been satisfactorily completed pursuant to BOD approval:

Financial Close Bonus: The executive shall be entitled to receive a one time bonus equaling (10%) of salary with the financial close of financing for each plant location.

c)	Ownership Interest/Stock Options.

Executive will be entitled to an additional equity (ownership) interest in the Company in the amount of (4,000,000) four million restricted shares of the total value and stock value of Company as treasury stock. (Vested timelines by quarters of employment, with ½ of the shares are vested at Financial close as outlined as effective date of 2,000,000 shares b) above and the balance will be issued in ¼ increments each quarter.) Currently, there are 2,000,000,000 million authorized Stock and 754,280,000 million outstanding shares. While restricted, the executive is entitled to any value from the shares. In the event the employment is terminated by company or by employee terminates any non-vested shares are lost on the date of notice of termination which is given by either party. Executive cannot sell his ownership interest in vested shares before allowable period of time has lapsed (from the Effective Date) Notwithstanding, Executive has the right to exercise the option to sell (or liquidate) 100% of his personal stock upon given notice of termination (i.e., ownership in the Company), and or which will automatically vest with the completion of an “exit strategy” including, but not limited to at any time after Company launches an IPO.

d)	Executive Benefits Plans.

Executive shall be entitled, during the specified period of this Agreement, to participate, at Company’s expense, equally with other executives of a similar rank in any profit-sharing program, insurance coverage, 401(k) retirement plan, medical and dental plan or other plans which may be in effect or which may be adopted by Company’s BOD. The benefit plans shall be with such underwriters and shall contain such provisions as the BOD and Executive may determine appropriate from time to time. Insurance provisions shall cover Executive and his immediate family and include, but not be limited to, term life, medical, dental, vision, and other related benefits.

4.	REIMBURSEMENT/ADVANCES OF BUSINESS EXPENSES.

Company shall reimburse Executive to cover all reasonable business expenses incurred by Executive in connection with the business of Company. Reasonable expenses will be outlined in the company expense policy document to be issued before 30th April to all employees. Company will also provide (at its expense) all air fare and hotel/apartment accommodations for Executive including, without limitations, lodging, meals, and other necessary living items when he/she is on business away from their residence. All air travel arrangements of Executives for journeys over 5 hours outside the USA, (if resident in the USA Mexico or Canada) and for journeys over 5 hours Europe (if Executive is resident in Europe or the United Kingdom). will be on business class accommodations and will be arranged for and fully paid by the Company. All other travel by air for short leg journeys within these territories will be in economy or premium economy. Travel by train will be in first class if arranged and reserved 21 days in advance. All travel will be submitted to HR prior to trip if budgeted to be over $2000. This clause will be replaced by 30th April with a reference to the Alterola Travel Policy.

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5.	ANNUAL VACATION/HOLIDAYS/SICK LEAVE.

During the period from the Effective Date until the third (3) anniversary thereafter, Executive shall be entitled to three (3) weeks’ vacation time pro rata without loss of compensation. Executive shall be entitled to four (4) weeks of vacation pro rata for each subsequent year. Executive shall be entitled to all holiday provisions and sick leave in accordance with Company’s general policy for its executive employees.

Notwithstanding, Executive shall be entitled to take the Christmas week off, commencing from the year 2021 and such entitlement shall be valid for each subsequent year, without loss of compensation.

6. INDEMNIFICATION OF LOSSES.

Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and Company shall defend Executive, at Company’s expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Executive to discharge his duties under this Agreement.

7.	TERMINATION FOR CAUSE.

Company reserves the right to declare Executive in default of this Agreement if Executive fails to adequately perform, willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or if Executive commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct as would prevent the effective performance of his duties or which results in material harm to Company or its business. Company may terminate this Agreement for cause by giving written notice of termination to Executive. Upon such termination the obligations of Executive and Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement. If Executive’s employment is terminated pursuant to this paragraph, Company shall pay to Executive, immediately upon such termination, any accrued but unpaid amounts earned pursuant to Sections 4 and 5.

a.	TERMINATION WITHOUT CAUSE.

a)	Death. Executive’s employment shall terminate upon the death of Executive. Upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this Section, Executive shall be entitled to receive any amounts accrued but unpaid pursuant to Sections 4 and 5. Successors, heirs and/or executor(s) of Executive shall be entitled to exercise the provisions incorporated in Sections 4 (c) and (d) following the death of Executive. All other rights Executive has under any benefit, ownership interest, profit-sharing arrangements, and/or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs as defined by applicable corporate policies.

b)	Disability. Company reserves the right to terminate Executive’s employment upon 60 days written notice if, for a period of 60 days, Executive is prevented from discharging his duties under this Agreement due to any physical or mental disability. Upon such termination the obligations of Executive and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Sections 4(a), (b), (c) and (d).

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All other rights Executive has under any benefit, ownership interest or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs as defined by applicable corporate policies.

c)	Election by Executive. Executive may elect to terminate his employment at any time upon not less than 60 days written notice by Executive to the Board. In the event of a termination pursuant to this Section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to sections 4 and 5. All other rights Executive has under any benefit, ownership interest or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs as defined by applicable corporate policies.

d)	Election by Company and Termination Fee. Company may terminate Executive’s employment upon not less than 60 days written notice by Company to Executive. In the event of a termination during the first year of employment, the Executive shall be entitled to receive any accrued and unpaid amounts pursuant to Sections 4 and 5 and six (6) months of base salary payable in one lump sum or in six (6) monthly installments as elected solely by the Company. In the event of termination after one year of service pursuant to this Section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Sections 4 and 5. All other rights Executive has under any benefit, ownership interest or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs. In addition, if termination is not for cause, within 10 days of terminating Executive, Company shall pay Executive a “Termination Fee” in an amount equal to six (6) months’ worth of the base salary that is applicable during the effected year.

e)	Termination by Executive for Good Reason. Executive may terminate this Agreement immediately based on his reasonable determination that one of the following events has occurred:

i)	Company intentionally and continually breaches or wrongfully fails to fulfill or perform (A) its obligations, promises or covenants under this Agreement; or (B) any warranties, obligations, promises or covenants in any agreement (other than this Agreement) entered into between Company and Executive, without cure, if any, as provided in such agreement;

ii)	Company terminates this Agreement and the Executive’s employment hereunder, and such termination does not constitute termination for cause;

iii)	Without the consent of Executive, Company: (A) substantially alters or materially diminishes the position, nature, status, prestige or responsibilities of Executive from those in effect by mutual agreement of the parties from time-to-time; (B) assigns additional duties or responsibilities to Executive which are wholly and clearly inconsistent with the position, nature, status, prestige or responsibilities of Executive then in effect; or (C) removes or fails to reappoint or re-elect Executive to Executive’s offices under this Agreement (as they may be changed or augmented from time-to-time with the consent of Executive), or as a director of the Company, except in connection with Executive’s disability;

iv)	Company intentionally requires Executive to commit or participate in any felony or other serious crime; and/or

v)	Company engages in other conduct constituting legal cause for termination.

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If Executive terminates this Agreement for good reason, the obligations of Executive and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Sections 4, 5, and 9(d). All other rights Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs.

b.	ELECTION TO BOARD OF DIRECTORS.

Upon the Effective Date, Executive shall have been duly elected as a member of the Company’s Board of Directors (“BOD”). Executive shall be a director of the BOD.

c.	NO CONFLICTING DUTIES.

Executive shall devote his/her productive time, ability, and attention to the business of the Company during the term of this Agreement in a manner that will serve the best interests of the Company. During the term of this Agreement, Executive will be restricted from performing services, or enter into any contract to do so, for any other corporation, firm, entity or person without express Board of Director approval. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments in other firms, projects, etc.

d.	MISCELLANEOUS.

i.	Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts, it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.
ii.	Cooperation. Each party agrees, without further consideration, to cooperate and diligently and faithfully perform any acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

iii.	Interpretation.

1.	Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, letters of intent, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the “Prior Agreements”), and that any such Prior Agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

2.	Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained

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3.	Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies towhich such party may be lawfully entitled.

4.	Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

8.	No Third Party Beneficiary. Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

9.	Headings; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

i.	Enforcement.

1.	Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Nevada , as if this agreement were made, and as if its obligations are to be performed, wholly within the State of Delaware..

2.	Consent to Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of Las Vegas and located within the Clark County.

3.	Consent to Specific Performance and Injunctive Relief and Waiver of Bond or Security. Each party acknowledges that Company may, as a result of Executive’s breach of the covenants and obligations included herein, will sustain immediate and long-term substantial and irreparable injury and damage that cannot be reasonably or adequately compensated by damages at law. Each party agrees that in the event of Executive’s breach or threatened breach of the covenants and obligations, Company shall be entitled to obtain equitable relief from a court of competent jurisdiction or arbitration without proof of any actual damages that have been or may be caused to Company by such breach or threatened breach and without the posting of bond or other security in connection therewith.

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i.	No Assignment of Rights or Delegation of Duties by Executive. Executive’s rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Executive may not delegate his duties or obligations hereunder.

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ii.	Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail (or international mail) by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the 5th business day following the date mailed). Each party, and their respective counsel, hereby agrees that if Notice is to be given hereunder by such party’s counsel, such counsel may communicate directly with all principals, as required in order to comply with the foregoing notice provisions. Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto. Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided inthis subparagraph.

iii.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

iv.	Execution by All Parties Required to be Binding; Electronically Transmitted Documents. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date so noted above and that the parties also acknowledge that by signing this contractual document they have read each Article, Section and Paragraph of the Agreement and hereby fully agree with the same fully approved by the Board of Directors.

Company:

Alterola Biotech, Inc.

By: Tim Rogers

__________________

Its: ______________________

Executive:

Larson Elmore /s/ Larson Elmore

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